Contacts:	Rebecca Geier Director Investor Relations/Corp. Comm. (512) 683-5325

National Instruments Reports Second Quarter Revenue of $179.5 Million
 Net Income up 22 Percent Year-Over-Year

AUSTIN, Texas - July 26, 2007 - National Instruments (Nasdaq: NATI) reported quarterly revenue in the second quarter of 2007 of $179.5 million, up 12 percent from Q2 2006. Diluted earnings per share (EPS) for Q2 2007 was 26 cents. This compares to NI guidance of 23 cents to 28 cents per share. Net income was $21 million, up 22 percent from Q2 2006. For Q2 2007 operating margin and net margin were 13.5 percent and 11.6 percent, respectively.

Non-GAAP (Generally Accepted Accounting Principles) diluted EPS in Q2 2007 was 31 cents. This compares to NI guidance of 28 cents to 33 cents per share. Non-GAAP Net income was $25 million, up 22 percent from Q2 2006. For Q2 2007, non-GAAP operating margin and non-GAAP net margin were 16.4 percent and 13.8 percent respectively. The company's non-GAAP results exclude the impact of both stock-based compensation and the amortization of acquisition-related intangibles. Reconciliations of the company's GAAP and non-GAAP results are included as part of this news release.

For the first half of 2007, the company reported revenue growth of 12 percent as compared to the first half of 2006. In addition, the company reported net income of $40 million, up 34 percent, and non-GAAP net income of $47 million, up 29 percent over the first half of 2006. This performance has increased the company's non-GAAP operating margin for the first half of 2007 to 16 percent from 14 percent in the first half of 2006. Management believes the company is well positioned to achieve its goal of 18 percent non-GAAP operating margin for the full year.

NI virtual instrumentation and graphical system design products, which constitute the vast majority of the company's product portfolio, had 15 percent year-over-year revenue growth in Q2 2007. This represents another strong quarter of revenue growth from these products and an increase in their year-over-year growth rate from Q1 2007. NI believes this continued strong growth validates the company's strategy of increased investment in R&D to drive new product success.

In contrast, sales of NI instrument control products, while flat sequentially, were down 8 percent year-over-year in Q2, compared to a 6 percent year-over-year decline in Q1 2007. The decline in the company's instrument control product sales was related to a tough compare in Q2 and the weakness of the Global PMI early in the quarter. With the improvement in the Global PMI in June and easier compares, the company is cautiously optimistic that it will see an improvement in the year-over-year performance of instrument control in Q3 and Q4 2007.

"I am pleased with our significant progress in system-level design in both virtual instrumentation and embedded industrial applications. LabVIEW FPGA and our highly leveraged C Series hardware architecture have helped us establish a unique position in test, control and design," said Dr. James Truchard, NI president and CEO. "LabVIEW and its many toolkits, including signal processing and RF modulation, have played a significant role in driving our modular instrument sales."

National Instruments Reports Quarterly Revenue of $179.5 Million
July 26, 2007

Geographically, revenue in U.S. dollar terms for Q2 2007 compared to Q2 2006 was up 7 percent in the Americas, up 19 percent in Europe and up 14 percent in Asia, equaling overall growth of 12 percent. In local currency terms, revenue was up 9 percent in Europe and up 13 percent in Asia.

As of June 30, 2007, the company had $241 million in net cash and short-term investments. During the quarter, the company used $39 million to repurchase 1,300,000 shares of its common stock at an average price of $29.69 per share and used $5.6 million for the payment of dividends.

The company announced today that the board of directors has approved an increase in the quarterly dividend from 7 cents per share last quarter to 10 cents per share on its common stock. This dividend is payable on Sept. 4, 2007, to shareholders of record on Aug. 13, 2007. Additionally, today the company announced that the board of directors approved a new share repurchase plan that increases the number of common shares that the company is authorized to repurchase by 2.4 million shares to 3 million.

Q2 2007 Highlights

  Revenue of $179.5 million, up 12 percent year-over-year
  Quarterly net income of $21 million, up 22 percent year-over-year
  Quarterly non-GAAP net income of $25 million, up 22 percent year-over-year
  Board of directors increases the quarterly dividend to 10 cents per share
  Strong growth of software, data acquisition, modular instruments and PXI products
  Record revenue for USB data acquisition, distributed I/O and RF instrument products
  Cash and short-term investments of $241 million
  Electronic Design ranked National Instruments as No. 66 on its list of "Top 100 Employers in Electronic Design"

"We are pleased to deliver double-digit revenue growth and a 29 percent increase in non-GAAP net income in the first half of 2007 compared to the first half of 2006," said Alex Davern, NI CFO. "We are continuing to drive operating leverage as we work toward our goal of 18 percent non-GAAP operating margin in 2007."

Guidance for Q3 and Q4 2007
The company currently expects revenue for Q3 2007 to follow the seasonal pattern and be in the range of $179 million to $187 million. Due to the anticipated release of new versions of several key software products during Q3, NI expects to see a $2 million sequential decrease in the amount of software development costs capitalized. The company expects this decline in software development costs capitalized, combined with a planned increase in headcount, to result in an approximately $3 million sequential increase in R&D expenses in Q3. As a result, the company currently expects that GAAP fully diluted EPS will be in the range of 24 cents to 29 cents per share for Q3. Non-GAAP fully diluted EPS for Q3 is expected to be in the range of 29 cents to 34 cents per share.

National Instruments Reports Quarterly Revenue of $179.5 Million
July 26, 2007

For the full year, management expects to report a new annual record for revenue and for both GAAP and non-GAAP net income. Currently, the company expects revenue for Q4 to be in the range of $200 million and $212 million. GAAP fully diluted EPS for Q4 is expected to be in the range of 34 cents to 40 cents per share with non-GAAP fully diluted EPS expected to be in the range of 39 cents to 45 cents per share.

In Q3 and Q4 2007, the company expects the combined impact of stock-based compensation and the amortization of acquisition-related intangibles to be approximately 5 cents per quarter.

Interested parties can listen to a conference call today, July 26, 2007, beginning at 4:00 p.m. CDT, at www.ni.com/call. Replay information is available by calling (719) 457-0820, confirmation code #5064230, from July 26, 2007, at 7:00 p.m. CDT, through Aug. 2, 2007, at midnight CDT.

This release contains "forward-looking statements," including statements related to being well positioned to achieve the company goal of 18 percent operating margin; strong growth validating the company's increased R&D spending, expected improvements of instrument control, continuing to drive operating leverage as NI moves toward its goal of 18 percent operating margin; and NI guidance for Q3 and Q4 2007 and the year 2007 including, as applicable, revenue, software development costs, R&D expenses, GAAP and non-GAAP diluted EPS, GAAP and non-GAAP net income, and the estimated diluted EPS impact of stock-based compensation and acquisition-related intangibles. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company's future performance.

About National Instruments

National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 25,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 10 percent of revenue. Headquartered in Austin, Texas, NI has more than 4,300 employees and direct operations in nearly 40 countries. For the past eight years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company's investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati.

National Instruments Reports Quarterly Revenue of $179.5 Million
July 26, 2007

Non-GAAP Earnings Presentation and Non-GAAP Earnings Guidance
In addition to disclosing results determined in accordance with GAAP, the company also discloses certain non-GAAP operating results that exclude certain charges. In this news release, the company has presented its operating margin, net income and diluted EPS results for Q2 2007 and Q2 2006 and its guidance for Q3 and Q4 2007 on a GAAP and non-GAAP basis. When presenting non-GAAP results, the company includes a reconciliation of the non-GAAP results to the results under GAAP.

Management believes that including the non-GAAP results assists investors in assessing the company's operational performance and assessing its performance relative to its competitors. The company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses these non-GAAP measures to manage and assess the profitability and performance of its business and does not consider stock-based compensation expense or amortization of acquired intangibles that are all non-cash charges in managing its operations. Specifically, management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to measure management performance for purposes of executive compensation including payments to be made under bonus plans, to assist the public in measuring the company's performance relative to the company's long-term public performance goals, to allocate resources and, relative to the company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to these charges being non-cash in nature and being a useful measure of the potential future performance of the company's business.

In line with common industry practice and to help enable comparability with other technology companies, the company's non-GAAP presentation excludes the impact of both stock-based compensation and the amortization of acquisition-related intangibles. Other companies may calculate non-GAAP results differently than the company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of these certain GAAP and non-GAAP measures.

The condensed consolidated balance sheets and statements of income follow.

LabVIEW, National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

National Instruments Reports Quarterly Revenue of $179.5 Million
July 26, 2007

National Instruments
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$161,380	$100,287
Short-term investments	79,721	150,190
Accounts receivable, net	116,575	117,235
Inventories, net	75,452	77,138
Other current assets	40,392	32,244
Total current assets	473,520	477,094

Property and equipment, net	146,697	145,425
Goodwill, net	53,542	53,343
Intangibles, net	43,532	40,065
Other long-term assets	6,605	5,293
Total assets	$723,896	$721,220

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$33,561	$32,001
Deferred revenue	27,861	22,208
Accrued expenses and other liabilities	43,326	45,310
Total current liabilities	104,748	99,519

Deferred income taxes, net	20,473	20,472
Other long-term liabilities	8,395	4,643
Total liabilities	133,616	124,634

Stockholders' equity:
Preferred stock	-	-
Common stock	790	799
Additional paid-in capital	73,417	109,851
Retained earnings	512,073	483,437
Other	4,000	2,499
Total stockholders' equity	590,280	596,586
Total liabilities and stockholders' equity	$723,896	$721,220

National Instruments Reports Quarterly Revenue of $179.5 Million
July 26, 2007

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006
Net sales	$179,497	$160,123	$351,139	$314,875
Cost of sales	44,071	40,852	86,220	82,357
Gross profit	135,426	119,271	264,919	232,518

Sales and marketing	65,278	57,580	128,858	113,980
Research and development	30,525	27,397	59,761	55,379
General and administrative	15,211	13,373	29,745	26,385
Patent litigation	213	10	254	37
Total operating expenses	111,227	98,360	218,618	195,781

Operating income	24,199	20,911	46,301	36,737

Interest income	2,207	1,681	4,442	2,934
Foreign currency gain (loss)	341	149	530	(237)
Other income (expense), net	(46)	(82)	(151)	107

Income before income taxes	26,701	22,659	51,122	39,541
Provision for income taxes	5,950	5,638	11,321	9,918

Net income	$ 20, 751	$17,021	$39,801	$29,623

Earnings per share:
Basic	$0.26	$0.21	$0.50	$0.37
Diluted	$0.26	$0.21	$0.49	$0.36

Weighted average shares
outstanding:
Basic	79,363	79,611	79,601	79,334
Diluted	80,788	81,653	81,009	81,591

Dividends declared per share	$0.07	$0.06	$0.14	$0.12

National Instruments Reports Quarterly Revenue of $179.5 Million
July 26, 2007

National Instruments
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(unaudited)
Reconciliation of Gross Profit to Non-GAAP Gross Profit

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2007	2006	2007	2006

Gross profit, as reported	135,426	119,271	264,919	232,518
Stock-based compensation	236	177	420	283
Amortization of acquisition intangibles	678	677	1,355	1,343

Non-GAAP gross profit	136,340	120,125	266,694	234,144

Reconciliation of Operating Income to Non-GAAP Operating Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2007	2006	2007	2006

Operating income, as reported	24,199	20,911	46,301	36,737
Stock-based compensation	4,466	3,475	8,123	7,049
Amortization of acquisition intangibles	798	800	1,595	1,589

Non-GAAP operating income	29,463	25,186	56,019	45,375

National Instruments Reports Quarterly Revenue of $179.5 Million
July 26, 2007

Reconciliation of Net Income and Diluted EPS to Non-GAAP Net Income and Non-GAAP Diluted EPS

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2007	2006	2007	2006

Net income, as reported	20,751	17,021	39,801	29,623
Adjustments to reconcile net income to non-GAAP net income:
Stock-based compensation, net of tax effect	3,522	2,884	6,433	5,922
Amortization of acquisition intangibles, net of tax effect	581	546	1,124	1,076

Non-GAAP net income	24,854	20,451	47,358	36,621

Diluted EPS, as reported	$0.26	$0.21	$0.49	$0.36
Adjustment to reconcile diluted EPS to non-GAAP
diluted EPS:
Impact of stock-based compensation, net of tax effect	$0.04	$0.03	$0.08	$0.08
Impact of amortization of acquisition intangibles, net of tax effect	$0.01	$0.01	$0.01	$0.01

Non-GAAP diluted EPS	$0.31	$0.25	$0.58	$0.45

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